                                                                     EXHIBIT 5

 THE TRAVELERS LIFE AND ANNUITY COMPANY - ONE TOWER SQUARE - HARTFORD, CT 06183
                                A STOCK COMPANY


                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY


We will pay the Death Benefit to the Beneficiary upon receipt at Our Office of Due Proof of the Insured's Death while this policy is in force. Refer to the "Death Benefit" provision on Page 5 and to the "Policy Values" section on Page 6 for information on determining the amount payable upon the Insured's Death.


READ YOUR POLICY CAREFULLY

This is a legal contract between You and Us.


RIGHT TO CANCEL

We want You to be satisfied with the policy that You have purchased. We urge You to examine it closely. If, for any reason, You are not satisfied, You may return the policy to Us or to the agent from whom it was purchased for cancellation within the latest of:

         1.  ten days after the policy was delivered to You; or

         2. ten days after We have mailed or delivered the Notice of the Right to Cancel to You; or

         3. forty-five days after the date the application for this policy was signed.

Within seven days after We receive Your returned policy, We will refund to You all premiums paid, less any Loan Account value. After the policy is returned, it will be considered as if it were never in effect.



                         Signed at Hartford, Connecticut

                                      [SIG]

                                    President



                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
         PREMIUMS PAYABLE UNTIL EARLIER OF MATURITY OR INSURED'S DEATH
                    INSURANCE PAYABLE UPON DEATH OF INSURED
                               NON-PARTICIPATING



THE AMOUNT AND/OR DURATION OF THE DEATH BENEFIT AND OTHER VALUES PROVIDED BY THIS POLICY ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT(S). VALUES ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

                               TABLE OF CONTENTS



Right to Cancel                                                          Policy Jacket



Policy Summary                                                           Page 3



Definitions                                                              Page 4



Benefits--Basic Policy                                                   Page 5



Policy Values                                                            Page 6



Premium and Valuation Provisions                                         Page 7



Continuation of Insurance, Grace Period and Reinstatement                Page 8



Exchange Option                                                          Page 9



Ownership Rights                                                         Page 9



General Provisions                                                       Page 10



Settlement Options



A copy of the application and any riders follows the Settlement Options.

                                                                      EXHIBIT 5

                             POLICY SUMMARY

 INSURED:  JOHN DOE                      STATED AMOUNT: $    50,000
 POLICY NUMBER: 1234567                  POLICY DATE: JUN  1, 2000
 AGE: 35                                 ISSUE DATE:  JUN  1, 2000
 MATURITY DATE: JUN  1, 2065             MONTHLY DEDUCTION DAY:   1ST
                                                OF EACH MONTH

 -----------------------------------------------------------------------
                              BENEFIT DESCRIPTION

 -----------------------------------------------------------------------
 INITIAL STATED AMOUNT:  $50,000

 INITIAL PREMIUM:        $561.00

 PLANNED PREMIUM:        $561.00

 PLANNED PREMIUM PAYABLE: MONTHLY

 INSURANCE OPTION:        1 (LEVEL OPTION)

 MINIMUM STATED AMOUNT:  $50,000

 MINIMUM AMOUNT INSURED: THE PERCENTAGE OF THE CASH VALUE, BASED ON THE
                         INSURED'S AGE, REQUIRED FOR THE POLICY TO
                         QUALIFY AS LIFE INSURANCE ACCORDING TO FEDERAL INCOME TAX LAWS. SEE TABLE IN POLICY FOR DETAILS.

 MINIMUM INCREASE AMOUNT:$50,000

 MINIMUM LOAN AMOUNT:    $500

 MAXIMUM LOAN AMOUNT:    100% OF (CASH VALUE LESS SURRENDER PENALTIES)
                         AS OF THE DAY WE RECEIVE YOUR LOAN REQUEST

 ANNUAL LOAN INTEREST    POLICY YEARS 1-15: 5.66% IN ADVANCE
  RATE CHARGED:          POLICY YEARS 16 AND THEREAFTER: 3.85% IN ADVANCE

 ANNUAL LOAN INTEREST
  RATE CREDITED:         4.00% IN ARREARS

 FULL SURRENDER CHARGE:  APPLIES FOR THE FIRST 10 POLICY YEARS PER THOUSAND OF
                         INITIAL STATED AMOUNT, AND FOR THE FIRST 10 POLICY YEARS FOLLOWING ANY APPLIED FOR STATED AMOUNT INCREASE PER THOUSAND OF INCREASE AMOUNT, AS FOLLOWS:

                      POLICY   CHARGE          POLICY    CHARGE
                        YEAR   PER $1000         YEAR    PER $1000

                          1      $ 4.19            6      $ 2.10
                          2      $ 3.77            7      $ 1.68
                          3      $ 3.35            8      $ 1.26
                          4      $ 2.93            9      $  .84
                          5      $ 2.51           10      $  .42

 MINIMUM PARTIAL SURRENDER AMOUNT: $  500

 TL-TVLAC                        PAGE 3(A)

                             POLICY SUMMARY

 INSURED:  JOHN DOE                      STATED AMOUNT: $    50,000
 POLICY NUMBER: 1234567                  POLICY DATE: JUN  1, 2000
 AGE: 35                                 ISSUE DATE:  JUN  1, 2000
 MATURITY DATE: JUN  1, 2065             MONTHLY DEDUCTION DAY:   1ST
                                                OF EACH MONTH

 -----------------------------------------------------------------------
                              BENEFIT DESCRIPTION

 -----------------------------------------------------------------------
 PARTIAL SURRENDER        AFTER THE FIRST POLICY YEAR THERE IS NO
  CHARGE                  CHARGE FOR PARTIAL SURRENDERS UP TO AN AMOUNT
                          EQUAL TO THE GREATER OF: A)10% OF TOTAL PREMIUMS PAID
                          AS OF THE DATE OF SURRENDER REQUEST OR B)10% OF THE
                          CASH VALUE AS OF THE DATE OF SURRENDER REQUEST. THE
                          AMOUNTS CALCULATED IN A) AND B) WILL BE REDUCED BY THE
                          AMOUNT OF ANY FREE PARTIAL SURRENDERS MADE IN THE SAME
                          POLICY YEAR. PARTIAL SURRENDERS IN EXCESS OF THE FREE
                          PARTIAL SURRENDER AMOUNT WILL INCUR A CHARGE IN
                          PROPORTION TO THE CHARGE THAT WOULD APPLY TO A FULL
                          SURRENDER. THE PROPORTION WILL BE COMPUTED AS THE
                          SURRENDER AMOUNT DIVIDED BY(CASH VALUE MINUS LOAN
                          ACCOUNT VALUE). WHEN THE PARTIAL SURRENDER IS MADE,
                          FUTURE SURRENDER CHARGES WILL BE REDUCED BY THE SAME
                          PROPORTION.

 CHARGE FOR REQUESTED     IN PROPORTION TO THE CHARGE THAT WOULD
 STATED AMOUNT DECREASE:  APPLY TO A FULL SURRENDER. THE PROPORTION
                          WILL BE COMPUTED AS THE AMOUNT OF THE REQUESTED STATED
                          AMOUNT DECREASE DIVIDED BY THE TOTAL STATED AMOUNT
                          THAT WAS IN EFFECT IMMEDIATELY PRIOR TO THE REQUESTED
                          DECREASE. WHEN THE REQUESTED DECREASE IS MADE, FUTURE
                          SURRENDER CHARGES WILL BE REDUCED BY THE SAME
                          PROPORTION.

 SALES EXPENSE CHARGE:    2.50% OF EACH PREMIUM PAID, WAIVED IF POLICY
                          STATED AMOUNT PLUS PRIMARY INSURED TERM BENEFIT
                          IS AT LEAST $5,000,000

 PREMIUM TAX CHARGE:      2.25% OF EACH PREMIUM PAID

 FEDERAL DEFERRED
 ACQUISITION COST CHARGE: 1.25% OF EACH PREMIUM PAID

 MONTHLY ADMINISTRATIVE   MAXIMUM $  .08 PER THOUSAND OF INITIAL
  EXPENSE CHARGES:        STATED AMOUNT FOR THE FIRST THREE YEARS FROM
                          THE EFFECTIVE DATE AND FOR THE FIRST THREE
                          YEARS FROM THE EFFECTIVE DATE OF EACH REQUESTED

                          STATED AMOUNT INCREASE; PLUS $6 PER MONTH UNTIL MATURITY DATE IF STATED AMOUNT IS LESS THAN $100,000.

 INTEREST FACTOR:         1.00327374

 RATE CLASS:              MALE  ,PREFERRED PLUS,NONSMOKER

 TL-TVLAC                        PAGE 3(B)

                             POLICY SUMMARY

 INSURED:  JOHN DOE                      STATED AMOUNT: $    50,000
 POLICY NUMBER: 1234567                  POLICY DATE: JUN  1, 2000
 AGE: 35                                 ISSUE DATE:  JUN  1, 2000
 MATURITY DATE: JUN  1, 2065             MONTHLY DEDUCTION DAY:   1ST
                                                OF EACH MONTH

 -----------------------------------------------------------------------
                              BENEFIT DESCRIPTION

 -----------------------------------------------------------------------
 [SEPARATE ACCOUNT:

    THE TRAVELERS FUND ULII FOR VARIABLE LIFE INSURANCE

 INVESTMENT OPTIONS:

 CAPITAL APPRECIATION FUND
 DREYFUS STOCK INDEX FUND
 MANAGED ASSETS TRUST
 TRAVELERS MONEY MARKET PORTFOLIO

 DEUTSCHE ASSET MANAGEMENT VIT FUNDS:
    EAFE EQUITY INDEX FUND
    SMALL CAP INDEX FUND

 VARIABLE INSURANCE PRODUCTS FUND:
    EQUITY-INCOME PORTFOLIO - INITIAL CLASS
    GROWTH PORTFOLIO - INITIAL CLASS
    HIGH INCOME PORTFOLIO - INITIAL CLASS

 VARIABLE INSURANCE PRODUCTS FUND II:
    ASSET MANAGER PORTFOLIO - INITIAL CLASS

 TRAVELERS SERIES TRUST:
    U.S. GOVERNMENT SECURITIES PORTFOLIO
    ZERO COUPON BOND PORTFOLIO 2005

 GREENWICH STREET SERIES FUND:
    EQUITY INDEX PORTFOLIO -CLASS I
    TOTAL RETURN PORTFOLIO

 TRAVELERS SERIES FUND INC.:
    AIM CAPITAL APPRECIATION PORTFOLIO
    ALLIANCE GROWTH PORTFOLIO
    MFS TOTAL RETURN PORTFOLIO
    PUTNAM DIVERSIFIED INCOME PORTFOLIO
    SMITH BARNEY HIGH INCOME PORTFOLIO
    SMITH BARNEY LARGE CAPITALIZATION GROWTH PORTFOLIO
    SMITH BARNEY LARGE CAP VALUE PORTFOLIO

 FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST:
    TEMPLETON GLOBAL SECURITIES FUND - CLASS I

 JANUS ASPEN SERIES:
    AGGRESSIVE GROWTH PORTFOLIO - SERVICE SHARES
    GLOBAL TECHNOLOGY PORTFOLIO - SERVICE SHARES
    WORLDWIDE GROWTH PORTFOLIO - SERVICE SHARES]

 TL-TVLAC                        PAGE 3(C)

                             POLICY SUMMARY

 INSURED:  JOHN DOE                      STATED AMOUNT: $    50,000
 POLICY NUMBER: 1234567                  POLICY DATE: JUN  1, 2000
 AGE: 35                                 ISSUE DATE:  JUN  1, 2000
 MATURITY DATE: JUN  1, 2065             MONTHLY DEDUCTION DAY:   1ST
                                                OF EACH MONTH

 -----------------------------------------------------------------------
                              BENEFIT DESCRIPTION

 -----------------------------------------------------------------------

 THE MAXIMUM INVESTMENT OPTION DAILY DEDUCTION FOR ALL INVESTMENT OPTIONS (IN BASIS POINTS) IS .1781 FOR POLICY YEARS 1-15, AND .0548 FOR POLICY YEARS 16 AND AFTER.

 INFORMATION ABOUT THE SEPARATE ACCOUNT IS PROVIDED IN THE PROSPECTUS FOR THE POLICY AND THE SEPARATE ACCOUNT. YOU SHOULD CAREFULLY REVIEW
 THE PROSPECTUS.

 WE RESERVE THE RIGHT TO LIMIT FREE TRANSFERS AMONG THE INVESTMENT OPTIONS TO FOUR TIMES IN ANY POLICY YEAR AND TO CHARGE A $10 FEE FOR EACH ADDITIONAL TRANSFER THAT WE ALLOW.

 PREMIUM FOR THE BASIC POLICY MAY BE PAID UNTIL THE EARLIER OF THE MATURITY DATE OR THE INSURED'S DEATH. CHARGES FOR RIDERS ARE PAYABLE TO THE EARLIER OF THE APPLICABLE EXPIRY DATE OR THE INSURED'S DEATH. NO INSURANCE WILL BE IN EFFECT UNLESS AT LEAST ONE DEDUCTION AMOUNT HAS BEEN PAID.

 COVERAGE UNDER THIS POLICY MAY END PRIOR TO THE MATURITY DATE IF PREMIUM PAYMENT AND/OR INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE INSURANCE TO SUCH DATE.

 TL-TVLAC                        PAGE 3(D)

                             POLICY SUMMARY

 INSURED:  JOHN DOE                      STATED AMOUNT: $    50,000
 POLICY NUMBER: 1234567                  POLICY DATE: JUN  1, 2000
 AGE: 35                                 ISSUE DATE:  JUN  1, 2000
 MATURITY DATE: JUN  1, 2065             MONTHLY DEDUCTION DAY:   1ST
                                                OF EACH MONTH

 -----------------------------------------------------------------------
        TABLE OF MAXIMUM MONTHLY GUARANTEED COST OF INSURANCE RATES
                (MONTHLY RATE PER $1000 OF COVERAGE AMOUNT)

 -----------------------------------------------------------------------

     POLICY   MAXIMUM POLICY   MAXIMUM POLICY   MAXIMUM  POLICY   MAXIMUM
       YEAR      RATE   YEAR      RATE   YEAR      RATE    YEAR      RATE

       ----      ----   ----      ----   ----      ----    ----      ----
         1    0.18150    18    0.69760    35    3.21700     52   15.87440
         2    0.19360    19    0.76490    36    3.52680     53   17.26970
         3    0.20780    20    0.83900    37    3.88180     54   18.71940
         4    0.22410    21    0.91900    38    4.29100     55   20.23610
         5    0.24240    22    1.00420    39    4.75550     56   21.84550
         6    0.26340    23    1.09410    40    5.26770     57   23.59540
         7    0.28590    24    1.19050    41    5.81880     58   25.57450
         8    0.31020    25    1.29590    42    6.40060     59   28.00750
         9    0.33650    26    1.41320    43    7.00680     60   31.40160
        10    0.36500    27    1.54520    44    7.64310     61   36.79810
        11    0.39560    28    1.69490    45    8.33070     62   44.65000
        12    0.42780    29    1.86310    46    9.09340     63   58.04500
        13    0.46220    30    2.04930    47    9.95610     64   78.36080
        14    0.49950    31    2.25090    48   10.94090     65   82.27880
        15    0.54020    32    2.46630    49   12.04620
        16    0.58590    33    2.69610    50   13.25080
        17    0.63840    34    2.94350    51   14.53250









 RATE CLASS: MALE  ,PREFERRED PLUS,NONSMOKER

 THE RATES USED FOR THE COST OF INSURANCE DEDUCTION ARE GUARANTEED NOT TO EXCEED THE MAXIMUM RATES SHOWN ABOVE. THE RATES ARE BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY SEX DISTINCT MORTALITY TABLE. THE COST OF INSURANCE IS DEDUCTED ON THE MONTHLY DEDUCTION DAY.

 TL-TVLAC                        PAGE 3(COI)

RIDERS:

 LAPSE PROTECTION RIDER
 INITIAL MONTHLY PREMIUM THRESHOLD: $14.90
 DATE OF ISSUE: JUN  1, 2000
 EXPIRY DATE: JUN  1, 2010
 PREMIUM CLASS:  MALE  ,PREFERRED PLUS,NONSMOKER

                                  DEFINITIONS

ACCUMULATION UNIT: a standard of measurement used to determine the values in each Investment Option.

AGE:   age as of the Insured's most recent birthday.

AMOUNT INSURED: equals the Stated Amount if Death Benefit Option 1 is selected; equals the Stated Amount plus Cash Value if Death Benefit Option 2 is selected. The Amount Insured will always be at least equal to the Minimum Amount Insured described on the Policy Summary.

BENEFICIARY(IES): the person(s) named to receive the benefits of this policy upon the death of the Insured.

CASH SURRENDER VALUE: the Cash Value less any Loan Account value and applicable surrender charges.

CASH VALUE: the sum of the values held in the Investment Options and the Loan Account.

COVERAGE AMOUNT:  the Amount Insured less the Cash Value.

DEATH BENEFIT: the amount payable to the Beneficiary if the Insured's death occurs while this policy is in force. See "Death Benefit" provision on Page 5 for details.

DEDUCTION AMOUNT: a monthly charge deducted from the Cash Value. See "Deduction Amount" provision on Page 6 for detail on components of this charge.

DEDUCTION DAY: the day of each month on which the Deduction Amount is deducted. Shown on the Policy Summary.

DUE PROOF OF INSURED'S DEATH: a copy of a certified death certificate; a copy of a certified decree of a court of a competent jurisdiction as to the finding of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to Us.

IN WRITING:  in a written form satisfactory to Us and received at Our Office.

INSURED: the person whose life is insured under this policy. Shown on the Policy Summary.

INVESTMENT OPTION: an open-ended management investment company, or a portfolio thereof, to which values may be directed under the Separate Account. Shown on the Policy Summary.

ISSUE DATE:   the date on which We issue the policy.  Shown on the Policy
Summary.

LOAN ACCOUNT:  the account to which We transfer the amount of any policy loan.

MATURITY DATE:   an anniversary of the Policy Date on which the policy matures
(see Maturity Benefit, page 5).  Shown on the Policy Summary.

MAXIMUM INVESTMENT OPTION DAILY DEDUCTION: the maximum charge that We deduct from each Investment Option to cover Our mortality and expense risk charges. Shown on the Policy Summary.

MINIMUM AMOUNT INSURED: a stated percentage of the Cash Value determined as of the first day of the Policy Month, as specified on "Minimum Amount Insured Table" in policy.

NET PREMIUM: Premium paid less the Sales Expense Charge, Premium Tax Charge and Federal Deferred Acquisition Cost Charge as shown on the Policy Summary.

OUR OFFICE: The Travelers Life and Annuity Company, Policyholder Services, One Tower Square, Hartford, Connecticut 06183-5071 or any other office which We may designate for the purpose of administering this policy.

POLICY ANNIVERSARY:  an anniversary of the Policy Date.

POLICY DATE: the date on which the policy becomes effective. Shown on the Policy Summary.

POLICY MONTH: twelve one-month periods during the Policy Year, each of which begins on the Policy Date or the Deduction Day.

POLICY YEAR: each successive twelve-month period; the first beginning with the Policy Date.

SEPARATE ACCOUNT: the Separate Account that We established for this class of policies and certain other policies. The Separate Account is shown on the Policy Summary and is divided into segments that correspond to the Investment Options.

STATED AMOUNT:  a dollar amount used to determine the Death Benefit of the
policy.   Shown on the Policy Summary.

VALUATION DATE: a date on which policy values are determined. This is any day on which the New York Stock Exchange is open for trading.

VALUATION PERIOD: the period between successive valuations.

WE, US, OUR:  The Travelers Life and Annuity Company.

YOU, YOUR:  the owner(s) of this policy.

                             BENEFITS--BASIC POLICY


DEATH BENEFIT

Upon receipt at Our Office of Due Proof of the Insured's Death while the policy is in force, We will pay to the Beneficiary the Death Benefit of the policy. The Death Benefit will be the Amount Insured at the time of the Insured's death, less any:

       1.  Loan Account value;

       2.  Deduction Amount due but not paid; and

       3. amount payable to an assignee under a collateral assignment of the policy.

The Death Benefit may be limited as provided under the Misstatement and Suicide provisions on Page 10. The Death Benefit depends on the Death Benefit Option that is in effect on the date of the Insured's death, and is affected by any increase or decrease to the Initial Stated Amount. Benefits provided by any rider attached to this policy will end according to the termination provision(s) therein.


MATURITY BENEFIT

If the Insured is living on the Maturity Date, We will pay You the Cash Value as of the Maturity Date, less any:

       1.  Loan Account value;

       2.  Deduction Amount due but not paid; and

       3. amount payable to an assignee under a collateral assignment of the policy.

Upon maturity, insurance will end and We will have no other obligation under this policy. We will request that You return the policy to Us.


DEATH BENEFIT OPTIONS AND AMOUNT INSURED

There are two Death Benefit Options. Under Option 1 (the Level Death Benefit Option), the Amount Insured is the greater of the Stated Amount or any Minimum Amount Insured on the date of the Insured's death. Under Option 2 (the Variable Death Benefit Option), the Amount Insured is the greater of the Stated Amount plus the Cash Value, or any Minimum Amount Insured on the date of the Insured's death.

You may request a change in Death Benefit Option while the Insured is living and this policy is in force. We will require evidence of insurability satisfactory to Us if You request a change from Option 1 to Option 2. We will effect the change on the later of the Deduction Day on or following the day We receive the request, or the Deduction Day on or immediately following Your requested effective date. If You request a change from Option 2 to Option 1, the Stated Amount will be increased by the Cash Value. If You request a change from Option 1 to Option 2, the Stated Amount will be decreased by the Cash Value.

The remaining Amount Insured and the remaining Stated Amount in effect after any change may not be less than the respective minimum amounts shown on the Policy Summary.


REQUESTED CHANGES IN STATED AMOUNT

Increases -- After the first Policy Year and prior to the Policy Anniversary on which the Insured is Age 86, You may request an increase to the Stated Amount. The request must be made In Writing. We will not allow a requested increase to the Stated Amount for less than the Minimum Increase Amount shown on the Policy Summary. The increase will be effective on the date shown on the supplemental Policy Summary that We will send You. We will require evidence of insurability satisfactory to Us if You request an increase.

Decreases -- After the second Policy Year, You may request a decrease to the Stated Amount. The decrease will be effective on the later of the Deduction Day on or following Our receipt of Your request, or the Deduction Day on or immediately following Your requested effective date. There is a charge for requested Stated Amount decreases as shown on the Policy Summary.

The decrease will be applied as follows: first against the most recent increase to the Stated Amount; then to other increases in the Stated Amount in the reverse order in which they occurred; and last, to the Initial Stated Amount.

After any change, the Stated Amount in effect may not be less than the Minimum Stated Amount shown on the Policy Summary. We will send You a supplemental Policy Summary reflecting any change.

                                 POLICY VALUES

CASH VALUE

The Cash Value on the Policy Date is equal to the initial Net Premium minus the Deduction Amount due. On each Valuation Date, the Cash Value is equal to the sum of the accumulated values in the Investment Options plus any Loan Account value. The accumulated value in an Investment Option equals a times b where:

       a  is the number of Accumulation Units on the Valuation Date; and

       b  is the then current Accumulation Unit Value for that Investment
          Option.

Policy values on other days are calculated in a manner consistent with this method.


DEDUCTION AMOUNT

On each Deduction Day, the Deduction Amount is deducted from the Cash Value minus Loan Account value. The first Deduction Day is the Policy Date. The Deduction Day is shown on the Policy Summary.

The Deduction Amount will be charged monthly against each Investment Option in proportion to the value of each Investment Option on each Deduction Day. The Deduction Amount is equal to:

       1. The cost of insurance; plus

       2. The Monthly Administrative Expense charge shown on the Policy Summary; plus

       3. The cost of any supplemental benefits for which a separate charge is shown on the Policy Summary; plus

       4. Any other applicable charges shown on the Policy Summary.

The maximum guaranteed cost of insurance for any month is equal to c times the result of a minus b where:

       a is the Amount Insured for the month divided by the Death Benefit Interest Factor shown on the Policy Summary;

       b  is the Cash Value on the Deduction Day;

       c is the cost for each $1,000 of Coverage Amount shown in the Table of Maximum Monthly Guaranteed Cost of Insurance Rates on the Policy Summary, divided by $1,000.

The maximum guaranteed cost of insurance rates shown on the Policy Summary are based on the Insured's age, sex and rate class for the Initial Stated Amount and each increase in the Stated Amount. We may use rates lower than those shown. We will base any future changes in these rates only on Our future expectations as to mortality, expenses and persistency. Nothing in this policy will be affected by Our actual mortality and expenses. We will determine the current rates for the Initial Stated Amount and for each increase to the Stated Amount at the start of each Policy Year and will guarantee them for that Policy Year. Any change that We make in the current rates will be on a uniform basis for insureds of the same age, sex, duration and rate class.

When the Amount Insured is equal to the Minimum Amount Insured shown on the Policy Summary, We will use the rate class for the most recent increase that required evidence of insurability to determine the cost of insurance.

If You have selected Death Benefit Option 1 and have made increases in the Stated Amount, the Cash Value will first be considered a part of the Initial Stated Amount. If the Cash Value exceeds the Initial Stated Amount, it will then be considered a part of the additional Stated Amount resulting from increases in the order of those increases.

The Deduction Amount for the following month will be taken out of the Cash Value on the Deduction Day. If the Cash Surrender Value is not enough to pay the Deduction Amount due and no further premiums are paid, the Grace Period will go into effect (see Grace Period provision, Page 9).


CASH SURRENDER VALUE

The Cash Surrender Value is equal to the Cash Value less any Loan Account value and applicable surrender charges. It will not be less than the minimum Cash Surrender Value required by the insurance laws of the state in which this policy is delivered. A detailed statement of the method of calculating the Cash Surrender Values has been filed with the insurance department of the state in which this policy is delivered.

CASH SURRENDER

While the Insured is living and this policy is in force, You may request a full or partial surrender In Writing. You may do so without the consent of any Beneficiary, unless irrevocably named. We will calculate Your Cash Surrender Value as of the day We receive Your request In Writing and will pay this amount within seven days after such request. A surrender charge may apply as shown on the Policy Summary.

If you request a full surrender, the policy will end on the date that We receive Your request In Writing along with the policy.

We will not make a partial surrender to You for less than the Minimum Partial Surrender Amount shown on the Policy Summary. The amount of any partial cash surrender may not exceed the Cash Surrender Value. If You request a partial surrender, then the Death Benefit, Amount Insured, and Cash Value will be reduced by the amount surrendered, including any applicable partial surrender charge (as shown on the Policy Summary). Additionally, under Death Benefit Option 1, the Stated Amount will be reduced by the amount of the surrender, including any applicable surrender charge. The deduction from the Cash Value will be made on a pro-rata basis against the Cash Value of each Investment Option, unless You request otherwise In Writing. After the reduction, the Amount Insured and Stated Amount must be no less than the respective minimum amounts shown on the Policy Summary.

POLICY LOANS

We will make a loan to You with the policy as security if You assign this policy to Us while it is in force. We will not make a loan to You or increase an outstanding loan for less than the Minimum Loan Amount shown on the Policy Summary. We will pay the loan amount within seven days after We receive Your loan request In Writing.

Loan amounts will be transferred from the Investment Options to the Loan Account in proportion to the Cash Value in each Investment Option as of the date that the loan is made, unless You request otherwise. A Loan Account will be maintained while a loan is outstanding and credited at the Annual Loan Interest Rate Credited shown on the Policy Summary. The value of the Loan Account is the amount of any outstanding loan plus any interest that We credit to the Loan Account, less any interest that We transfer to the Investment Options.

The total Loan Account value may not exceed the Maximum Loan Amount shown on the Policy Summary. Interest on the loan will be payable in advance, at the beginning of each Policy Year, at the Annual Loan Interest Rate Charged shown on the Policy Summary. Interest not paid when due will be added to the Loan Account Value and will bear interest at the same rate.

While the Insured is living and the policy is in effect, all or part of any loan may be repaid. Unless You request otherwise, payment received while there is an outstanding loan on the policy will be applied as follows: first, towards repayment of any loan interest due; next, towards repayment of the loan principal; and last, as a premium payment to the policy. The amount of the repayment will be transferred from the Loan Account and will be allocated among the Investment Options in proportion to the outstanding loan amount associated with each Investment Option. You may not repay a loan that exists at the end of the Grace Period (see provision on Page 9) unless You reinstate this policy.

The Grace Period provision will go into effect if the Loan Account Value exceeds the Cash Value less applicable surrender charges.

                        PREMIUM AND VALUATION PROVISIONS

PREMIUM

Insurance under this policy will take effect when We have received Your payment of at least one Deduction Amount. All premiums are payable at Our Office or to one of Our authorized representatives.

The amount and frequency of the Planned Premium are shown on the Policy Summary. You may request a change in the amount and frequency of the Planned Premium, provided that such change would not disqualify the policy as life insurance under federal tax law.

Premium payments are flexible. At any time before the Maturity Date, additional premium payments may be made, provided that the premium payment plus the total of all premiums already paid does not exceed the limits prescribed by federal income tax laws or regulations to qualify the policy as life insurance. Additionally, We reserve the right to require evidence of insurability before We accept any additional premium payment that would increase the Coverage Amount.

PAYMENT MODE

Premiums may be paid annually, semi-annually or by other arrangement with Our consent. The payment mode may be changed with Our approval.

PREMIUM ALLOCATION

Net Premium payments will be applied to provide Accumulation Units which will be credited to the Investment Options that You have selected in the proportion stated in Your application, or as You have instructed Us most recently.


INVESTMENT OPTION VALUATION

ACCUMULATION UNITS

The number of Accumulation Units to be credited to each Investment Option once a premium payment has been received by Us will be determined by dividing the Net Premium applied to that Investment Option by the current Accumulation Unit Value of that Investment Option.

ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each Investment Option was initially set at $1.00. We will determine the Accumulation Unit value for each Investment Option on each Valuation Date by multiplying the value on the immediately preceding Valuation Date by the corresponding net investment factor (see Net Investment Factor provision below) for that Investment Option for the Valuation Period just ended.

The value of an Accumulation Unit on any date other than a Valuation Date will be equal to its value as of the next Valuation Date.

NET INVESTMENT FACTOR

The net investment factor is a factor applied to measure the investment performance of an Investment Option from one Valuation Period to the next. The net investment factor for an Investment Option for any Valuation Period is determined by dividing a by b and subtracting c where:

       a is

       1. the net asset value per share of the Investment Option as of the Valuation Date; plus

       2. the per-share amount of any dividend or capital gain distributions by the Investment Option if the ex-dividend date occurs in the Valuation Period just ended; plus or minus

       3. a per-share charge or credit, as We may determine on the Valuation Date for tax reserves; and

       b is

       1. the net asset value per share of the Investment Option as of the last prior Valuation Date; plus or minus

       2. the per-share or per-unit charge or credit for tax reserves as of the end of the last prior Valuation Date; and

       c  is the applicable Investment Option deduction for the Valuation
          Period.



TRANSFERS BETWEEN INVESTMENT OPTIONS

As long as this policy is in effect, You may request that We transfer all or a part of the Cash Value (minus Loan Account value) from an Investment Option to any other Investment Option available under this policy at the time of request. Such transfers must be in accordance with Our rules. We reserve the right to limit the number of free transfers between Investment Options as described on the Policy Summary. We reserve the right to charge the fee shown on the Policy Summary for transfers beyond that number.

Transfers between Investment Options will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Investment Option. The number of Accumulation Units will be determined by dividing the amount transferred by the Accumulation Unit Value of the Investment Options involved as of the next Valuation Date after We receive Your request for transfer at Our Office.



           CONTINUATION OF INSURANCE, GRACE PERIOD AND REINSTATEMENT

CONTINUATION OF INSURANCE

Subject to the "Grace Period" provision below, if sufficient premium payments are not made, this policy will continue until the day on which the Cash Surrender Value is not enough to pay the Deduction Amount due, or until the Maturity Date, if earlier.

The Continuation of Insurance benefit will not be less than the minimum benefit required by the insurance laws of the state in which this policy is delivered.

GRACE PERIOD

Thirty days after the Cash Surrender Value is insufficient to pay the Deduction Amount due, We will send You a notice of required premium to Your last known address. If the required premium is not paid within 31 days after the notice is sent, the policy will lapse. The policy will have no Cash Value. The policy will continue through the Grace Period, but if the required payment has not been received at Our Office, the policy will terminate at the end of the Grace Period.

REINSTATEMENT

This policy may be reinstated at any time within three years from the date to which the Deduction Amount was paid, if:

       1.   the policy was not surrendered for cash; and

       2.   evidence of insurability acceptable to Us is furnished; and

       3.   all Deduction Amounts past due are paid; and

       4. premium at least equal to the following three Deduction Amounts is paid; and

       5.   all Loan Account value is repaid or restored.

Upon reinstatement, the Cash Value of the policy will be the amount provided by the premium paid, plus any Cash Value as of the date of lapse.


                                EXCHANGE OPTION

During the first two Policy Years that this policy is in effect, You may exchange this policy for a form of non-variable permanent individual life insurance which We, or one of Our affiliates, then regularly issue for the amount exchanged. No evidence of insurability will be required. We will issue the policy as provided below:

       1. the amount of insurance under the new policy cannot exceed the Death Benefit of this policy at the time of the exchange; and

       2. the Issue Date of the new policy will be the same as the Issue Date of this policy; and

       3. the Insured under the new policy will be the same as the Insured under this policy; and

       4. the premium for the new policy will be based on the Insured's age under this policy; and

       5. the new policy will be based on the same rate class used as of this policy's Issue Date; or, if the same rate class is not available under the new policy, then the new policy will be based on the class that the Insured qualifies for based on his/her insurability as of this policy's Issue Date.

Any Loan Account value must be repaid prior to the issuance of the new policy. Rider benefits included with this policy will be included with the new policy only if such rider benefits are available with the new policy, and will be subject to Our rules then in effect.

An exchange made pursuant to this provision is subject to an equitable adjustment in payments and Cash Values to reflect variance, if any, in the payments and Cash Values under this policy and the new policy.


                                OWNERSHIP RIGHTS

OWNERSHIP

The original owner(s) is (are) shown on the application. While the Insured is living, You may exercise all rights and options that this policy provides and that We permit without the consent of any Beneficiary, unless irrevocably named.

Ownership is transferable by assignment. No assignment is binding on Us until We receive a copy of the assignment In Writing. We will not determine if an assignment is valid. Proof of interest must be filed with any claim under a collateral assignment.


BENEFICIARY

The original Beneficiary is stated in the application. Unless the Beneficiary is irrevocably named, You may name a new Beneficiary while the Insured is living and while this policy is in force by notifying Us In Writing. Any change will be effective from the date You signed the notice of change, even if the Insured's death occurs prior to Our receipt of the notice. We will have no further responsibility for any payment that We made before the notice was received at Our Office.

If no Beneficiary survives the Insured, You will be the Beneficiary. If You are the Insured and no Beneficiary is living at the time of Your death, Your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.

                               GENERAL PROVISIONS


ENTIRE CONTRACT

The entire contract consists of this policy and the application, a copy of which is attached. The policy is issued in consideration of the application and the payment of premium. We will not use any statement to void this policy or to deny a claim under it, unless that statement is contained in an attached written application. All statements in the application will be considered as being made to the best knowledge and belief of the applicant and not as promises of truth.

CHANGES

This policy may only be altered by a written agreement signed by one of Our officers.


NO  DIVIDENDS

This policy is non-participating. It does not share in Our surplus earnings, so You will receive no dividends under it.


MISSTATEMENT

If the age and/or sex of the Insured was incorrectly stated in the application, all benefits will be adjusted to the amount which would have been purchased at the correct age and/or sex, based on the most recent cost of insurance charge.

Proof of age may be filed at any time at Our Office.


SUICIDE

If within two years from the Issue Date, the Insured's death occurs and is due to suicide while sane or insane, the Death Benefit will be limited to the premiums paid less the Loan Account value, any Deduction Amount due, and the amount of any partial surrenders.

If You have applied for an increase to the Stated Amount, the Suicide exclusion period will be begin on the effective date of the increase with respect to payment of the increase.

If this policy is reinstated, the Suicide exclusion period will begin on the reinstatement date.


CONTESTABILITY

No misstatements made in any application for this policy will be used to contest payment of any Death Benefit after the policy has been in force during the lifetime of the Insured for two years from the Issue Date.

If You have applied for an increase to the Stated Amount, the contestability period will begin on the effective date of the increase with respect to payment of the increase.

If this policy is reinstated, the contestability period will begin on the reinstatement date.

SEPARATE ACCOUNT

We have exclusive and absolute ownership and control of the assets of the Separate Account and the associated Investment Options. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that those assets exceed the reserves and other policy liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The assets of the Separate Account will be valued on each Valuation Date. Our determination of the value of an Accumulation Unit by the method described in this policy will be conclusive. To the extent required by law, the investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of Connecticut. If required, this approval process is on file with the Commissioner of the state where this policy is issued for delivery.

SUBSTITUTION OF SEPARATE ACCOUNT OR INVESTMENT OPTION

If the use of a Separate Account or Investment Option is no longer possible, or in Our judgment becomes inappropriate for the purposes of this policy, We may substitute another Separate Account or Investment Option without Your consent. Substitution may be made with respect to both existing premium payments and investment of future premium payments. However, no such substitution will be made without notice to You and without prior approval of the Securities and Exchange Commission and the approval of the Insurance Commissioner of the state where this policy is issued for delivery, to the extent required by law. We may also add other Investment Options under the policy.

EMERGENCY PROCEDURE

We reserve the right to suspend or postpone the date of any payment of any benefit or values (including the payments of cash surrenders and policy loans) for any Valuation Period (1) when the New York Stock Exchange is closed (except for holidays or weekends); (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or (4) when the Securities and Exchange Commission has ordered that the right of surrender be suspended for Your protection; or (5) during any other period when the Securities and Exchange Commission, by order, so permits for Your protection. Any provision of this policy that specifies a Valuation Date or provides for surrenders or loans will be superseded by this Emergency Procedure.

VOTING RIGHTS

If current law requires, You will be entitled to certain voting rights with respect to the Investment Options to which You have allocated premiums.

If current law requires, You will be entitled to instruct Us how to vote at meetings of the shareholders of the Investment Options. We will determine the number of votes to which You will be entitled to instruct Us. If there is a change in the law which permits Us to vote the shares of the Investment Options without direction from You, We reserve the right to do so.

MATURITY OF AN INVESTMENT OPTION

If any Cash Value is attributable to an Investment Option having a specified maturity date, the Cash Value in that Investment Option as of such maturity date will be allocated to the Money Market Investment Option specified on the Policy Summary, unless You request otherwise. We will send written notice to Your last known address at least thirty days in advance of the maturity date of that Investment Option. To select an allocation to an Investment Option other than the Money Market Investment Option, We must receive Your notification In Writing at least seven days before the maturity date of the Investment Option.

ANNUAL STATEMENT

As often as required by law, but at least once in each Policy Year, We will send You a statement showing:

       1. the Cash Value, Stated Amount and Amount Insured; and

       2. the premiums paid, deductions, surrenders and loans made during the preceding Policy Year; and

       3. total Loan Account value.


ILLUSTRATIVE REPORTS

You may request an up-to-date illustrative report of values based on past results and current assumptions.

We will provide the illustrative report within a reasonable time and for a reasonable service fee not to exceed $15, unless prohibited by state law.

                          MINIMUM AMOUNT INSURED TABLE

Insured's Age     Cash Value Percentage                       Insured's Age     Cash Value Percentage
-------------     --------------------------                  -------------     ---------------------
0-40                       250%                               60                        130%

41                         243%                               61                        128%

42                         236%                               62                        126%

43                         229%                               63                        124%

44                         222%                               64                        122%

45                         215%                               65                        120%

46                         209%                               66                        119%

47                         203%                               67                        118%

48                         197%                               68                        117%

49                         191%                               69                        116%

50                         185%                               70                        115%

51                         178%                               71                        113%

52                         171%                               72                        111%

53                         164%                               73                        109%

54                         157%                               74                        107%

55                         150%                               75 - 90                   105%

56                         146%                               91                        104%

57                         142%                               92                        103%

58                         138%                               93                        102%

59                         134%                               94                        101%

                                                              95+                       100%

                           PRIMARY INSURED TERM RIDER


This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions of the policy.

DEFINITIONS

Primary Insured - The person named as the Insured for the policy to which this Rider is attached.

Primary Insured Term Benefit - shown in the rider information section of the Policy Summary.

BENEFIT

If the Primary Insured's death occurs while the policy and this Rider are in force, then We will pay the Primary Insured Term Benefit to the Beneficiary upon Our receipt of Due Proof of the Insured's death. We will deduct from the Primary Insured Term Benefit any unpaid charges due to Us at the time of death. If no Beneficiary survives the Primary Insured, You will be the Beneficiary. If You are the Primary Insured and no Beneficiary survives Your death, Your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.

TERM

Subject to the Termination provision, this Rider is effective until the Expiry Date shown for the Rider on the Policy Summary.

CHARGE

This Rider is issued in consideration of the application for it and the deduction of the additional charge shown on the Policy Summary. The maximum guaranteed cost per $1,000 of the Primary Insured Term Benefit is determined on each Deduction Day. It is based on the Primary Insured's age, sex and rate class, and duration of coverage.

We may use rates less than those shown. We will base these rates on our expectations as to future experience. Any change We make to the current rates will be on a uniform basis for insureds of the same age, sex, rate class and duration of coverage. The current rates will never exceed the maximum guaranteed rates shown.

CHANGE IN AMOUNT

No increases to the Primary Insured Term Benefit amount will be allowed.

Any time after the second Policy Anniversary, You may request a decrease to the Primary Insured Term Benefit amount. Such request must be made In Writing. A decrease will be effective on the later of the Deduction Day on or immediately following Our receipt of Your request, or the Deduction Day on or immediately following Your requested effective date.

The amount of insurance remaining after the decrease must be at least equal to the Minimum Primary Insured Term Benefit shown on the Policy Summary.

ISSUE DATE

The Issue Date of this Rider is the same as that of the policy unless otherwise shown on the Policy Summary.

CONTESTABILITY

When applied to this Rider, the contestability period will begin on this Rider's Issue Date.

MISSTATEMENT

If the age and/or sex of the Primary Insured was incorrectly stated in the application, all benefits under this Rider will be adjusted to the amount that the charge paid would have purchased at the correct age and/or sex.

SUICIDE

If within two years from the Issue Date of this Rider, the Primary Insured's death occurs and is due to suicide while sane or insane, the amount payable under this Rider will be limited to the charges paid for this Rider.

CONVERSION OPTION

You may convert insurance under this Rider to a permanent policy if all past due charges have been paid, and You notify Us In Writing by the earlier of:

a. 31 days after the Conversion Expiry Date for this Rider shown on the Policy Summary; or

b. 31 days after termination of this Rider (if termination occurs prior to the Conversion Expiry Date).

No evidence of insurability will be required. The new policy will be an individual Flexible Premium Adjustable Life Insurance Policy that We regularly offer at the time of conversion.

We will issue the new policy as follows:

1. the new policy will be based on the same rate class used as of this Rider's Issue Date; or, if the same rate class is not available under the new policy, then the new policy will be based on the class that the Primary Insured qualifies for based on his/her insurability as of this Rider's Issue Date; and

2.   the charge will be based on the Primary Insured's age;

3. the Policy Date will be the date on which the conversion is made, which is the first Deduction Day following Our receipt of Your request for conversion;

4.   the Issue Date will be the same as the Issue Date of this Rider;

5. the amount of insurance cannot exceed the Primary Insured Term Benefit in effect at the time of conversion.

If the conversion option of this Rider is exercised, but the Primary Insured's death occurs within sixty days after the conversion date and prior to the deduction of any charge on the new policy, then We will pay the Primary Insured Term Benefit as if the Primary Insured's death had occurred prior to Your request for conversion.


TERMINATION

This Rider will terminate on the earliest of:

1. subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value would not be enough to pay charges due for the policy or the Rider; or

2. the Deduction Day following Your request, In Writing, for termination of this Rider; or

3.   policy termination or maturity; or

4.   the Expiry Date of this Rider as shown on the Policy Summary; or

5.   conversion of all of the insurance under this Rider.

                                         THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                        [SIG]
                                                       President

                          SPOUSE TERM INSURANCE RIDER


This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions of the policy.

DEFINITIONS

Spouse - The person named in the Spouse Term Insurance Rider section of the Policy Summary.

Spouse Term Insurance Benefit - shown in the rider information section of the Policy Summary.

BENEFIT

If the Spouse's death occurs while the policy and this Rider are in force, then We will pay the Spouse Term Insurance Benefit to the Beneficiary upon Our receipt of Due Proof of the Spouse's death. We will deduct from the Spouse Term Insurance Benefit any unpaid charges due to Us at the time of death. If no Beneficiary survives the Spouse, You will be the Beneficiary. If You are the Spouse and no Beneficiary survives Your death, Your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.

TERM

Subject to the Termination provision, this Rider is effective until the Expiry Date shown for the Rider on the Policy Summary.

CHARGE

This Rider is issued in consideration of the application for it and the deduction of the additional charge shown on the Policy Summary. The maximum guaranteed cost per $1,000 of the Spouse Term Insurance Benefit is determined on each Deduction Day. It is based on the Spouse's age, sex and rate class, and duration of coverage.

We may use rates less than those shown. We will base these rates on our expectations as to future experience. Any change We make to the current rates will be on a uniform basis for insureds of the same age, sex, rate class and duration of coverage. The current rates will never exceed the maximum guaranteed rates shown.

CHANGE IN AMOUNT

No increases to the Spouse Term Insurance Benefit amount will be allowed.

Any time after the second Policy Anniversary, You may request a decrease to the Spouse Term Insurance Benefit amount. Such request must be made In Writing. A decrease will be effective on the later of the Deduction Day on or immediately following Our receipt of Your request, or the Deduction Day on or immediately following Your requested effective date.

The amount of insurance remaining after the decrease must be at least equal to the Minimum Spouse Term Insurance Benefit shown on the Policy Summary.

ISSUE DATE

The Issue Date of this Rider is the same as that of the policy unless otherwise shown on the Policy Summary.

CONTESTABILITY

When applied to this Rider, the contestability period will begin on this Rider's Issue Date.

MISSTATEMENT

If the age and/or sex of the Spouse was incorrectly stated in the application, all benefits under this Rider will be adjusted to the amount that the charge paid would have purchased at the correct age and/or sex.

SUICIDE

If within two years from the Issue Date of this Rider, the Spouse's death occurs and is due to suicide while sane or insane, the amount payable under this Rider will be limited to the charges paid for this Rider.

CONVERSION OPTION

You may convert insurance under this Rider to a permanent policy if all past due charges have been paid, and You notify Us In Writing by the earlier of:

a. 31 days after the Conversion Expiry Date for this Rider shown on the Policy Summary; or

b. 31 days after termination of this Rider (if termination occurs prior to the Conversion Expiry Date).

No evidence of insurability will be required. The new policy will be an individual Flexible Premium Adjustable Life Insurance Policy that We regularly offer at the time of conversion.

We will issue the new policy as follows:

1. the new policy will be based on the same rate class used as of this Rider's Issue Date; or, if the same rate class is not available under the new policy, then the new policy will be based on the class that the Spouse qualifies for based on his/her insurability as of this Rider's Issue Date;

2.   the charge will be based on the Spouse's age;

3. the Policy Date will be the date on which the conversion is made, which is the first Deduction Day following Our receipt of Your request for conversion;

4.   the Issue Date will be the same as the Issue Date of this Rider;

5. the amount of insurance cannot exceed the Spouse Term Insurance Benefit in effect at the time of conversion.

If the conversion option of this Rider is exercised, but the Spouse's death occurs within sixty days after the conversion date and prior to the deduction of any charge on the new policy, then We will pay the Spouse Term Insurance Benefit as if the Spouse's death had occurred prior to Your request for conversion.


TERMINATION

This Rider will terminate on the earliest of:

1. subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value would not be enough to pay charges due for the policy or the Rider; or

2. the Deduction Day following Your request, In Writing, for termination of this Rider; or

3.   policy termination or maturity; or

4.   the Expiry Date of this Rider as shown on the Policy Summary; or

5.   conversion of all of the insurance under this Rider.


                                         THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                         [SIG]

                                                       President

                           CHILD TERM INSURANCE RIDER

This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of the policy.

DEFINITIONS
Covered Child - a child, stepchild or legally adopted child of the Insured who is at least fifteen days old and no more than seventeen years old, and:

a. on whose life insurance was approved; or

b. who was born to or adopted by the Insured while this Rider is in effect.

Insured - the Insured under the policy as shown on the Policy Summary.

Beneficiary - unless otherwise stated in the application, the Beneficiary at the death of each Covered Child is:

a. the Insured, if living; otherwise

b. the executors or administrators of the estate of the Covered Child.

After the Insured's death, You may not change the Beneficiary designation.

BENEFITS - If any Covered Child under this Rider dies while the policy and this Rider are in force, We will pay the Beneficiary the Child Term Benefit when We receive Due Proof of the Covered Child's death. We will subtract from the Child Term Benefit any unpaid charges due to Us at the time of death.

The Child Term Benefit provided at the death of a Covered Child is $1,000 multiplied by the number of units shown for this Rider on the Policy Summary.

CONVERSION - Insurance under this Rider may be converted to a permanent plan of life insurance if:

1. the Covered Child whose insurance coverage is to be converted notifies Us In Writing; and

2. all past due Deduction Amounts for the policy and this Rider have been paid; and

3. the insurance provided by this Rider on the life of the Covered Child requesting conversion has continued for its full term or terminated due to the death of the Insured.

Insurance under this Rider may be converted within thirty-one days after termination without evidence of insurability. The new policy will be a permanent plan of life insurance which We then regularly issue for the amount requested at the Covered Child's age.

The new policy will be issued as provided below:

1. the amount of insurance on the life of each Covered Child may not exceed the Child Term Benefit which was in force at the time of termination;

2. the Covered Child's rate class under the new policy will be standard;

3. the charge will be based on the Covered Child's age;

4. the Policy Date of the new policy will be the date on which conversion is made; and

5. the Issue Date of the new policy will be the same as the Issue Date of this Rider.

If any Covered Child requests conversion of insurance under this Rider, but dies during the thirty-one day period allowed for conversion and before the first charge on the new policy has been deducted, then We will pay the Child Term Benefit as if the death had occurred prior to the request for conversion.

CHARGE - This Rider is issued in consideration of the application for it and the deduction of the additional charge shown for this Rider on the Policy Summary. The charge for this Rider is deducted under the same conditions as the charge for the policy.

ISSUE DATE - The Issue Date of this Rider is the same as the Issue Date of the policy unless otherwise shown for this Rider on the Policy Summary.

CONTESTABILITY - We will not contest insurance coverage on the life of any Covered Child after the Issue Date of this Rider.

SUICIDE - If, within two years from the Issue Date of this Rider, the Insured commits suicide, while sane or insane:
1. the amount payable will be limited to the charges paid for this Rider; and
2. We will have no other obligations under this Rider except as stated in the Conversion provision of this Rider.

TERMINATION - This Rider will terminate on the earliest of:

1. Subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value is insufficient to pay the charges due for the policy or this Rider; or

2. the Deduction Day next following Your request In Writing to terminate this Rider; or

3.   policy termination (subject to the 'Conversion' provision); or

4.   the Expiry Date of this Rider as shown on the Policy Summary; or

5. with respect to each Covered Child, conversion of insurance on his or her life; or

6.   with respect to each Covered Child, his or her twenty-fifth birthday.


                                         THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                         [SIG]

                                                       President

                         ACCIDENTAL DEATH BENEFIT RIDER


This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions of the policy.

BENEFIT

The Accidental Death Benefit is shown on the Policy Summary page for this Rider. We will pay the Accidental Death Benefit if an accident that occurs while this Rider is in force causes the Insured's death within ninety days after the accident. The Insured's death must be due to bodily injuries which are the direct and independent cause of death. Except in the case of drowning or internal injury revealed by autopsy, an injury must be evidenced by a visible wound or contusion.

EXCLUSIONS

We will not pay the Accidental Death Benefit if the Insured's death results from, and/or is contributed to by:

1.   any bodily or mental infirmity or disease; or

2. war, whether declared or not, or any act of war or international armed conflict; or

3. operating, learning to operate or serving as a crew member of any aircraft or aerial navigation device; or

4.   suicide while sane or insane.

ISSUE DATE

The Issue Date of this Rider is the same as the Issue Date of the basic policy unless otherwise shown on the Policy Summary.

CONTESTABILITY

When applied to this Rider, the contestability period will begin on this Rider's Issue Date.

CHARGE

This Rider is issued in consideration of the application for it and the deduction of the additional charge shown on the Policy Summary. The charge for this Rider is deducted under the same conditions as the charge for the policy.

AUTOPSY

We reserve the right to make an autopsy if allowed by law.

TERMINATION

This Rider will terminate on the earliest of:

1. Subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value would not be enough to pay charges due for the policy or this Rider; or

2.   failure to pay any charges due for this Rider or the basic policy; or

3. the Deduction Day following Your request, In Writing, to terminate this Rider; or

4.   the Expiry Date of this Rider as shown on the Policy Summary; or

5.   policy termination or maturity.



                                       THE TRAVELERS LIFE AND ANNUITY COMPANY


                                                   [SIG]
                                                  President

                        COST OF LIVING ADJUSTMENT RIDER

This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of the policy.

DEFINITION

Consumer Price Index (CPI) -means the Consumer Price Index for all Urban Consumers published by the United States Department of Labor for the September of the calendar year immediately preceding the effective date of the increase. We may change to another index that We consider appropriate if:

a. publication of the CPI is discontinued, delayed or otherwise not available for this use; or

b. any change in the composition, base or method of computation of the CPI makes its continued use inappropriate, in Our opinion, for determining cost of living increases.

BENEFIT

This Rider provides increases to the Stated Amount of the policy based on changes in the CPI. We will determine the increased Stated Amount on each Policy Anniversary.

We will determine the increase by multiplying the number of Cost of Living Units shown on the Policy Summary by the ratio of a divided by b, where:

         a is the change in the CPI between the current Policy Anniversary and the later of the effective date of the last increase and the effective date of this Rider; and

         b is the CPI on the effective date of this Rider.

In no event will the Death Benefit be reduced due to this calculation. If the increase as calculated above is less than the Minimum Increase Amount for this Rider as shown on the Policy Summary, an increase will not be made.

The amount of any single increase made under this Rider will be limited to the Maximum Increase Amount for this Rider as shown on the Policy Summary. The total of increases provided by this Rider cannot exceed the Total Increase Limit for this Rider as shown on the Policy Summary.

CHARGE - This Rider is issued in consideration of the application for it and the deduction of the additional charge shown for this Rider on the Policy Summary. The charge for this Rider is deducted under the same conditions as the charge for the policy. The maximum guaranteed charge for the cost of living increase will be based on the Insured's age and current rate class.

ISSUE DATE - The Issue Date of this Rider is the same as the Issue Date of the policy unless otherwise shown for this Rider on the Policy Summary.

CONTESTABILITY - When applied to this Rider, the contestability period will begin on this Rider's Issue Date.

SUICIDE - If, within two years from the Issue Date of this Rider, the Insured commits suicide while sane or insane, the amount payable under this Rider will be limited to the charges paid for this Rider.

TERMINATION - This Rider will terminate on the earliest of:

1. Subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value is insufficient to pay the charges due for the policy or this Rider; or

2.   failure to pay any charges due for this Rider or the basic policy; or

3. the Deduction Day next following Your request In Writing to terminate this Rider; or

4.   policy termination; or

5.   the Expiry Date of this Rider as shown on the Policy Summary; or

6.   the effective date of a decrease to the Stated Amount; or

7. the date on which the Total Increase Limit for this Rider (as shown on the Policy Summary) is reached; or

8.   Your rejection of an increase under this Rider; or

9. the effective date of the first benefit payment under the Waiver of Deduction Amount Rider.


                                         THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                         [SIG]
                                                       President

                        WAIVER OF DEDUCTION AMOUNT RIDER

This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such policy.

DEFINITIONS

Disability - For the purposes of this Rider, a Disability must:

1.   result from bodily injury or disease;

2.   begin while the policy and Rider are in force;

3.   exist for a period of not less than six consecutive months; and

4.   prevent the Insured from being Employed as defined below.

If the Insured was Employed on the date Disability began, the Insured must be unable to perform:

1. for the first twenty-four months of Disability, the substantial and material duties of his or her own occupation as of the date of Disability; and thereafter

2. Employment for which the Insured is or can become reasonably fitted by education, training or experience.

If the Insured was not Employed (except if the sole occupation was that of a student or managing a household) on the date Disability began, the Insured must be unable to perform:

1. for the first twenty-four months of Disability, his or her reasonable and customary activities as of the date of Disability; and thereafter

2. Employment for which he or she is or can become reasonably fitted by education, training or experience.

If the Insured's sole occupation was that of student or managing a household on the date Disability began, he or she must be unable to perform that occupation.

We will consider the Insured to be disabled, even if he or she is Employed, upon the entire and permanent loss of:

1.   sight in both eyes; or

2.   the use of both hands or both feet; or

3.   the use of one hand and one foot.


Employed/Employment - For the purposes of this Rider, Employed/Employment means engaged or engagement in any occupation for wages or profit.

BENEFITS

The Deduction Amounts eligible for waiver are shown on the Policy Summary page for this Rider. While this Rider is in effect and during the Disability of the Insured, We will waive the eligible Deduction Amounts, and will restore to the Cash Value any eligible Deduction Amount that was paid during the Disability.

If the Disability occurs before the Policy Anniversary on which the Insured is age sixty, benefits will continue until the Maturity Date of the policy or the end of the Insured's Disability, whichever is earlier.

If the Disability occurs on or after the Policy Anniversary on which the Insured is age sixty, but before the Policy Anniversary on which he or she is age sixty-five, benefits under this Rider will continue to the Policy Anniversary on which the Insured is age sixty-five or the end of the Insured's Disability, whichever is earlier.

If the Disability occurs on or after the Policy Anniversary on which the Insured is age sixty-five, there will be no benefits under this Rider.

We will not waive or restore any Deduction Amount that was due more than one year prior to notice of claim under this Rider.

The provisions, values and benefits of the basic policy will be the same as if the Deduction Amounts were paid to Us. In any settlement under the policy, We will not deduct any Deduction Amounts that were waived.

DEATH BENEFIT OPTION

If You elected Death Benefit Option 1 under the basic policy, We will automatically change it to Option 2 on the Deduction Day following the date the Insured's Disability began. The new Stated Amount will be the Option 1 Stated Amount on that Deduction Day, less the Cash Value on that Deduction Day. The new Option 2 Stated Amount will continue unchanged until termination of the policy.

CHANGES

If the policy is changed to another plan of insurance, the benefits provided by this Rider will not be included as part of the new policy, unless evidence of insurability satisfactory to Us is furnished at that time and if a similar Rider is available with the new policy. If the policy is changed while We are waiving the Deduction Amount, We will not waive the Deduction Amount on the new policy.

NOTICE OF CLAIM

Notice of claim must be given to Us In Writing:

1.  during the lifetime of the Insured; and

2.  during the period of Disability; and

3.  within one year after the start of Disability.

We will not deny or reduce a claim if it is shown that notice of claim was given as soon as reasonably possible

PROOF OF LOSS

We may require proof of Disability no more than once a year. We will not waive further Deduction Amounts if proof is not furnished or if Disability has terminated.

END OF DISABILITY

The benefits for Disability will end if and when the Insured's Disability ends. The Deduction Amounts due after that will not be waived.

CHARGE

This Rider is issued in consideration of the application for it and the deduction of the additional charge for it. The rates and the method of determining the Rider charge are described on the Policy Summary.

ISSUE DATE

The Issue Date of this Rider is the same as that of the policy unless otherwise shown for the Rider on the Policy Summary.

CONTESTABILITY

When applied to this Rider, the contestability period will begin on this Rider's Issue Date.

TERMINATION

This Rider will terminate on the earliest of:

1. Subject to the Grace Period provision of the Policy, the date on which the Cash Surrender Value would not be enough to pay charges for the policy or this Rider; or

2.   failure to pay any charges due for this Rider or the basic policy; or

3.   policy termination or maturity; or

4. the Deduction Day following Your request In Writing for termination of this Rider; or

5. the Expiry Date of this Rider as shown on the Policy Summary, except with respect to payment of benefits for a Disability that began prior to the Policy Anniversary on which the Insured was age sixty as described in the second paragraph of the "Benefits" provision of this Rider.


                                        THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                        [SIG]
                                                      President

                         SPECIFIED AMOUNT PAYMENT RIDER

This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of the policy.

DEFINITIONS

Disability - For the purposes of this Rider, a Disability must:

1.   result from bodily injury or disease;

2.   begin while the policy and Rider are in force;

3.   exist for a period of not less than six consecutive months; and

4.   prevent the Insured from being Employed as defined below.

If the Insured was Employed on the date Disability began, the Insured must be unable to perform:

1. for the first twenty-four months of Disability, the substantial and material duties of his or her own occupation as of the date of Disability; and thereafter

2. Employment for which the Insured is or can become reasonably fitted by education, training or experience.

If the Insured was not Employed (except if the sole occupation was that of a student or managing a household) on the date Disability began, the Insured must be unable to perform:

1. for the first twenty-four months of Disability, his or her reasonable and customary activities as of the date of Disability; and thereafter

2. Employment for which he or she is or can become reasonably fitted by education, training or experience.

If the Insured's sole occupation was that of student or managing a household on the date Disability began, he or she must be unable to perform that occupation.

We will consider the Insured to be disabled, even if he or she is Employed, upon the entire and permanent loss of:

1.   sight in both eyes; or

2.   the use of both hands or both feet; or

3.   the use of one hand and one foot.


Employed/Employment - For the purposes of this Rider, Employed/Employment means engaged or engagement in any occupation for wages or profit.

Specified Amount - The amount that You have selected to be credited to the Cash Value of the policy during the Insured's Disability. This amount is shown on the Policy Summary for this Rider. You may request an increase to the Specified Amount at any time while this Rider is in force. You may request a decrease to the Specified Amount any time after the second Policy Anniversary and while this Rider is in force. We reserve the right to decrease the Specified Amount if You request a reduction to the benefits provided by the policy.

BENEFITS

While the policy and this Rider are in effect and during the Disability of the Insured, We will credit the Specified Amount to the policy's Cash Value on each Policy Anniversary. The first amount that We will credit will be equal to the result of (a x b) divided by twelve, where:

a equals the Specified Amount; and b equals the number of months from the start of the Disability to the first Policy Anniversary that follows the start of the Disability.

If the Disability occurs before the Policy Anniversary on which the Insured is age sixty, benefits will continue until the Maturity Date of the policy or the end of the Insured's Disability, whichever is earlier. In no event will benefits under this Rider be paid past the Maturity Date, regardless of whether the policy coverage is extended beyond this date.

If the Disability occurs on or after the Policy Anniversary on which the Insured is age sixty, but before the Policy Anniversary on which he or she is age sixty-five, benefits under this Rider will continue to the Policy Anniversary on which the Insured is age sixty-five or the end of the Insured's Disability, whichever is earlier.

If the Disability occurs on or after the Policy Anniversary on which the Insured is age sixty-five, there will be no benefits under this Rider.

We will not credit any Specified Amount that was due to be paid more than one year prior to notice of claim under this Rider. In any settlement under the policy, We will not deduct from the proceeds any Specified Amounts that were credited.

We will not credit any Specified Amount if payment would disqualify the policy as life insurance.


CHANGES

If the policy is changed to another plan of insurance, the benefits provided by this Rider will not be included as part of the new policy, unless evidence of insurability satisfactory to Us is furnished at that time and if a similar Rider is available under the new policy. If the policy is changed during the Disability of the Insured, We will not credit the Specified Amount to the new policy.

NOTICE OF CLAIM

Notice of claim must be given to Us In Writing:

1.   during the lifetime of the Insured; and

2.   during the period of Disability; and

3.   within one year after the start of Disability.

We will not deny or reduce a claim if it is shown that notice of claim was given as soon as reasonably possible

PROOF OF LOSS

We may require proof of Disability no more than once a year. We will not credit further Specified Amounts if proof is not furnished or if Disability has terminated.

END OF DISABILITY

The benefits for Disability as defined above will end if and when the Disability of the Insured ceases. The Specified Amount will not be credited after Disability has ended.

CHARGE

This Rider is issued in consideration of the application for it and the deduction of the additional charge for it. The rates and the method of determining the Rider charge are described on the Policy Summary.

ISSUE DATE

The Issue Date of this Rider is the same as that of the policy unless otherwise shown for the Rider on the Policy Summary.

CONTESTABILITY

When applied to this Rider, the contestability period will begin on this Rider's Issue Date.

TERMINATION

This Rider will terminate on the earliest of:

1. Subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value would not be enough to pay charges for the policy or this Rider; or

2.   failure to pay any charges due for this Rider or the basic policy; or

3.   policy termination; or

4. the policy Maturity Date, regardless of whether the policy coverage is extended beyond this date; or

5. the Deduction Day following Your request In Writing for termination of this Rider; or

6. the Expiry Date of this Rider as shown on the Policy Summary, except with respect to payment of benefits for a Disability that began prior to the Policy Anniversary on which the Insured was age sixty as described in the second paragraph of the "Benefits" provision of this Rider.



                                         THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                         [SIG]
                                                       President

                          EXTENSION OF COVERAGE RIDER

This Rider is made a part of the policy on the date specified on the supplemental Policy Summary. Except where this Rider provides otherwise, it is subject to all conditions of the policy.

BENEFIT - One year prior to the Maturity Date and at any time in the twelve calendar months thereafter, You may request that coverage be extended beyond the Maturity Date. If We have received Your request In Writing prior to the Maturity Date, and any past due Deduction Amounts have been paid, then We will continue this policy in force beyond the Maturity Date. The policy will be continued until the earlier of the Insured's death or the date that We receive Your request for full surrender In Writing. All other riders and supplemental benefits will terminate on the Maturity Date.

The Death Benefit after the Maturity Date will be equal to the Amount Insured as of the date of the Insured's death, minus any Loan Account value and any amounts payable under a collateral assignment of the policy. After the Maturity Date, Deduction Amounts will not be charged, and additional premium payments will not be accepted. Interest on loans will continue to accrue and will be added to the total Loan Account value. Loan repayments will be accepted.

All other provisions of the policy relating to the payment of the Death Benefit apply to the Death Benefit after the Maturity Date. The Death Benefit and policy values are based on the experience of the Investment Options selected, and are variable and not guaranteed.

TAXATION - The policy with which this Rider is used is intended to qualify as a life insurance policy for Federal tax purposes. The amount payable under this policy upon the death of the Insured is intended to qualify for the Federal income tax exclusion. The provisions of the policy are to be interpreted to ensure such tax qualification, not withstanding any other provision to the contrary.

The policy may be surrendered prior to the Insured's death for its Cash Surrender Value. Such a surrender will be treated as a taxable distribution.

THE COMPANY DOES NOT GIVE TAX ADVICE. NO LANGUAGE IN THIS RIDER SHOULD BE CONSTRUED TO MEAN THAT THE DEATH BENEFIT AND CASH VALUE WILL BE EXEMPT FROM ANY FUTURE TAX LIABILITY. THE TAX RESULTS OF ANY BENEFITS RECEIVED UNDER THIS RIDER DEPEND UPON INTERPRETATION OF THE INTERNAL REVENUE CODE. YOU SHOULD CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO THE EXERCISE OF THIS OPTION TO ASSESS ANY POTENTIAL TAX LIABILITY.


                                    THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                    [SIG]
                                                  President